INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-92428 and 33-75574 on Form S-8 of Borg-Warner Auotmotive, Inc. of our report dated June 16, 1997, appearing in this annual report on Form 11-K of the Borg-Warner Automotive Diversified Transmission Products Corporation, Muncie Plant Retirement Savings Plan for the year ended December 31, 1996.



DELOITTE & TOUCHE LLP
Chicago, Illinois
June 25, 1997